Exhibit 4.02

THIRD AMENDED AND RESTATED

SHAREHOLDERS RIGHTS AGREEMENT

dated as of April 10, 2003

by and among

DEALTIME LTD.

and

CERTAIN OF ITS SHAREHOLDERS

TABLE OF CONTENTS

1.	DEFINITIONS; REPRESENTATIONS; EFFECT OF AGREEMENT	1

2.	INCIDENTAL REGISTRATION	6

3.	DEMAND REGISTRATION	6

4.	DESIGNATION OF UNDERWRITER	10

5.	EXPENSES	11

6.	INDEMNIFICATION AND CONTRIBUTION	11

7.	OBLIGATIONS OF THE COMPANY	14

8.	CONDITIONS TO REGISTRATION OBLIGATIONS	16

9.	ASSIGNMENT OF REGISTRATION RIGHTS	16

10.	LOCK-UP AND OTHER REQUIREMENTS OF THE HOLDERS	17

11.	RULE 144	17

12.	OTHER REGISTRATION RIGHTS; TERM	17

13.	AFFIRMATIVE COVENANTS	18

14.	AMENDMENT	19

15.	MISCELLANEOUS	19

THIRD AMENDED AND RESTATED

SHAREHOLDERS RIGHTS AGREEMENT

THIS AGREEMENT (this “Agreement”) made as of the 10th day of April, 2003, by and among DEALTIME LTD., a company organized under the laws of the State of Israel, registered under number 51-246003-1, with offices at 1 Zoran Street, Netanya, Israel (the “Company”), and the persons and entities specified in the signature pages of this Agreement

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement and pursuant to the Agreement and Plan of Merger by and between the Company, Epinions, Inc. and DealTime Merger Sub 1, Inc. dated February 9, 2003 (the “Merger Agreement”), the Company will issue to the shareholders of Epinions, Inc. Preferred G Shares, Preferred H Shares, and Preferred I Shares (as defined below) of the Company; and

WHEREAS, in connection with the execution of the Merger Agreement and the transactions contemplated therein, the parties desire to amend and restate in its entirety the Second Amended and Restated Shareholders’ Rights Agreement, dated January 24, 2001 (the “Existing SRA”), by replacing the Existing SRA in its entirety with this Agreement (the “SRA”); and

WHEREAS, according to Section 22 to the Existing SRA any term of the Existing SRA may be amended with the written consent of the Company, the Founders and the holders of (A) at least 75% of each of the issued and outstanding (i) Preferred A Shares, (ii) Preferred B Shares, (iii) Preferred C Shares and (iv) Preferred D Shares and (B) the holders of a majority of the issued and outstanding Preferred E Shares, of the Company, and with respect to Sections 1 through 12 (inclusive) and Sections 22 through 23 (inclusive), with the consent of the holders of 75% of the issued and outstanding Convertible Note Shares as well (all the above, the “Required Approving Parties”); and

WHEREAS, the Required Approving Parties have agreed to amend and replace the Existing SRA and to execute this SRA.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby amend, restate and replace the Existing SRA in its entirety as follows:

1.	DEFINITIONS; REPRESENTATIONS; EFFECT OF AGREEMENT.

1.1	Definitions. As used herein, the following terms have the following meanings:

“Articles” means the Company’s Articles of Association as may be amended from time to time.

“Control” means direct or indirect ownership of more than 50% of the equity or voting capital of an entity, or possession of the right and power to direct the policy and management of such entity.

“Converted Registrable Shares” means any Convertible Note Shares, except that any such shares shall cease to be Registrable Shares for purposes of this Agreement when (i) a registration statement with respect to the sale of such shares shall have become effective under the 1933 Act and such shares shall have been disposed of under such registration statement, (ii) such shares shall have been otherwise transferred or disposed of, and new certificates therefor not bearing a legend restricting further transfer shall have been delivered by the Company, and subsequent transfer or disposition of them shall not require their registration or qualification under the 1933 Act or any similar state law then in force or (iii) such shares shall have ceased to be outstanding.

“Convertible Note Shares” means Ordinary Shares of the Company issued upon conversion of the Convertible Note of the Company dated June 9, 2000 in the principal amount of $59 million.

“Form S-3” means Form S-3 or Form F-3 under the Securities Act, as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Securities and Exchange Commission (the “SEC”) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Founders” means Nahum Sharfman, and Amir Ashkenazi and their Permitted Transferees.

“Founder Registrable Shares” means all Ordinary Shares held by the Founders and/or issued by the Company in respect of such shares, including bonus shares and share dividends, and all Ordinary Shares the Founders may purchase pursuant to their first refusal rights and preemptive rights or otherwise. Notwithstanding the foregoing, Founder Registrable Shares shall not include any shares held by a shareholder who may sell all Ordinary Shares held by him without volume limitations pursuant to Rule 144 under the Securities Act or any other exemption from the registration requirements of the Securities Act.

“Holder” means any holder of outstanding Registrable Shares.

“Initiating Founders” means each of the Founders holding at least 50% of the Founder Registrable Shares.

“Initiating Holders” means Investor Holders holding 10% of the unregistered Investor Registrable Shares.

“Investor” means a holder of either Preferred A Shares, Preferred B Shares, Preferred C Shares, Preferred D Shares, Preferred E Shares, Preferred F Shares, Preferred G Shares, Preferred H Shares or Preferred I Shares.

“Investor Holder” means any holder of outstanding Investor Registrable Shares.

“Investor Registrable Shares” shall mean the Series A Investor Registrable Shares, the Series B Investor Registrable Shares, the Series C Investor Registrable Shares, the Series D Investor Registrable Shares, the Series E Investor Registrable Shares, the Series F Investor Registrable Shares, the Series G Investor Registrable Shares, the Series H Investor Registrable Shares, the Series I Investor Registrable Shares and the Converted Registrable Shares, collectively. Notwithstanding the foregoing, Investor Registrable Shares shall not include any shares held by an Investor who may sell all Ordinary Shares held by him without volume limitations pursuant to Rule 144 under the Securities Act or any other exemption from the registration requirements of the Securities Act.

“IPO” means the Company’s initial underwritten public offering of its Ordinary Shares pursuant to an effective registration statement under the Securities Act or equivalent law of another jurisdiction.

“Ordinary Shares” means the Ordinary Shares, nominal value NIS 0.01 each, of the Company.

“Ordinary Share Investor” means Bertelsmann Dealtime Holding B.V., a corporation organized under the laws of the Netherlands.

“Permitted Transferee” shall have the meaning set forth in the Articles.

“Preferred A Shares” means Series A Preferred Shares of the Company par value NIS 0.01 each.

“Preferred B Shares” means Series B Preferred Shares of the Company par value NIS 0.01 each.

“Preferred C Shares” means Series C Preferred Shares of the Company par value NIS 0.01 each.

“Preferred D Shares” means Series D Preferred Shares of the Company par value NIS 0.01 each.

“Preferred E Shares” means Series E Preferred Shares of the Company par value NIS 0.01 each.

“Preferred F Shares” means Series F Preferred Shares of the Company par value NIS 0.01 each.

“Preferred G Shares” means Series G Preferred Shares of the Company par value NIS 0.01 each.

“Preferred H Shares” means Series H Preferred Shares of the Company par value NIS 0.01 each.

“Preferred I Shares” means Series I Preferred Shares of the Company par value NIS 0.01 each.

“Register”, “registered” and “registration” refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction.

“Registrable Shares” means all Investor Registrable Shares and Founder Registrable Shares.

“Reserved Shares” means Ordinary Shares issuable upon conversion of the Preferred Shares.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Series A Investor Registrable Shares” means all Ordinary Shares issuable upon conversion of the Preferred A Shares, all Ordinary Shares issued by the Company in respect of such shares, including bonus shares and share dividends, and all Ordinary Shares that the holders of Preferred A Shares may hereafter purchase or acquire, pursuant to their preemptive rights or rights of first refusal or otherwise, or Ordinary Shares issued on conversion of such other securities.

“Series A and B Investor Registrable Shares” means the Series A Investor Registrable Shares and the Series B Investor Registrable Shares, collectively.

“Series B Investor Registrable Shares” means all Ordinary Shares issuable upon conversion of the Preferred B Shares, all Ordinary Shares issued by the Company in respect of such shares, including bonus shares and share dividends, and all Ordinary Shares that the holders of Preferred B Shares may hereafter purchase or acquire, pursuant to their preemptive rights or rights of first refusal or otherwise, or Ordinary Shares issued on conversion of such other securities.

“Series C Investor Registrable Shares” means all Ordinary Shares issuable upon conversion of the Preferred C Shares, all Ordinary Shares issued by the Company in respect of such shares, including bonus shares and share dividends, and all Ordinary Shares or other securities convertible into Ordinary Shares that the holders of Preferred C Shares may hereafter purchase or acquire, pursuant to their preemptive rights, rights of first refusal, warrants or otherwise, or Ordinary Shares issued on conversion of such other securities.

“Series D Investor Registrable Shares” means all Ordinary Shares issuable upon conversion of the Preferred D Shares, all Ordinary Shares issued by the Company in respect of such shares, including bonus shares and share dividends, and all Ordinary Shares or other securities convertible into Ordinary Shares that the holders of Preferred D Shares may hereafter purchase or acquire, pursuant to their preemptive rights, rights of first refusal, warrants or otherwise, or Ordinary Shares issued on conversion of such other securities.

“Series E Investor Registrable Shares” means all Ordinary Shares issuable upon conversion of the Preferred E Shares, all Ordinary Shares issued by the Company in respect of such shares, including bonus shares and share dividends, and all Ordinary Shares or other securities convertible into Ordinary Shares that the holders of Preferred E Shares may hereafter purchase or acquire, pursuant to their preemptive rights, rights of first refusal, warrants or otherwise, or Ordinary Shares issued on conversion of such other securities.

“Series F Investor Registrable Shares” means all Ordinary Shares issuable upon conversion of the Preferred F Shares, all Ordinary Shares issued by the Company in respect of such shares, including bonus shares and share dividends, and all Ordinary Shares or other securities convertible into Ordinary Shares that the holders of Preferred F Shares may hereafter purchase or acquire, pursuant to their preemptive rights, rights of first refusal, warrants or otherwise, or Ordinary Shares issued on conversion of such other securities.

“Series G Investor Registrable Shares” means all Ordinary Shares issuable upon conversion of the Preferred G Shares, all Ordinary Shares issued by the Company in respect of such shares, including bonus shares and share dividends, and all Ordinary Shares or other securities convertible into Ordinary Shares that the holders of Preferred G Shares may hereafter purchase or acquire, pursuant to their preemptive rights, rights of first refusal, warrants or otherwise, or Ordinary Shares issued on conversion of such other securities.

“Series H Investor Registrable Shares” means all Ordinary Shares issuable upon conversion of the Preferred H Shares, all Ordinary Shares issued by the Company in respect of such shares, including bonus shares and share dividends, and all Ordinary Shares or other securities convertible into Ordinary Shares that the holders of Preferred H Shares may hereafter purchase or acquire, pursuant to their preemptive rights, rights of first refusal, warrants or otherwise, or Ordinary Shares issued on conversion of such other securities.

“Series I Investor Registrable Shares” means all Ordinary Shares issuable upon conversion of the Preferred I Shares, all Ordinary Shares issued by the Company in respect of such shares, including bonus shares and share dividends, and all Ordinary Shares or other securities convertible into Ordinary Shares that the holders of Preferred I Shares may hereafter purchase or acquire, pursuant to their preemptive rights, rights of first refusal, warrants or otherwise, or Ordinary Shares issued on conversion of such other securities.

1.2	Effect of Agreement

By executing this Agreement, the Existing SRA is hereby repealed, amended and replaced in its entirety by this Agreement. The provisions of this Agreement shall be binding upon the shareholders of the Company, provided however, that nothing herein contained shall derogate from the rights and obligations of the shareholders under the Existing SRA, insofar as same relates to the period prior to the date hereof.

2.	INCIDENTAL REGISTRATION.

2.1	If, at any time (i) the Company proposes to register any of its securities (including in the event of the Company’s IPO) or (ii) the Company proposes to register any securities owned by anyone other than the Investor Holders, other than (a) in a registration under Section 3 of this Agreement or (b) a registration on Form S-8 or Form S-4, the Company shall give notice to the Holders of such intention, at least 45 days prior to the filing of the registration statement in connection with such registration. Upon the written request of any Holder given within twenty (20) days after receipt of any such notice, the Company shall include in such registration all of the Registrable Shares indicated in such request(s) of the Holders, so as to permit the disposition of the shares so requested.

2.2	Notwithstanding any other provision of this Section 2, if the managing underwriter advises the Company in writing that in its opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without adversely affecting such underwriter’s ability to effect an orderly distribution of such securities, the Company will include in such registration: (i) first, the Company’s securities; (ii) second, the number of Investor Registrable Shares requested to be included that, in the opinion of such underwriters, can be sold, pro rata, among the holders of such securities on the basis of the number of Investor Registrable Shares then held by each Investor Holder seeking to participate in such registration; and (iii) third, the number of Founder Registrable Shares requested to be included that, in the opinion of such underwriters, can be sold, pro rata, among the holders of such securities on the basis of the number of Founder Registrable Shares then held by each Holder of Founder Registrable Shares seeking to participate in such registration; and (iv) fourth, the number of securities other than Registrable Shares requested to be included that, in the opinion of such underwriters, can be sold, pro rata, among the holders of such securities on the basis of the number of securities requested to be included by such holders in the registration; provided, however, that in any event, all Investor Registrable Shares must be included in such registration prior to the Founder Registrable Shares and any other shares of the Company (with the exception of shares to be issued by the Company to the public).

3.	DEMAND REGISTRATION.

3.1

At any time following 120 days after the closing of the Company’s IPO, the Initiating Holders may request in writing that all or part of their Investor Registrable Shares shall be registered under the Securities Act. Within 20 days after receipt of any such request, the Company shall give written notice of such request to the other Holders, and shall include in such registration all Registrable Shares held by all such Holders who wish to participate in such demand registration (subject to the limitations in Section 3.7) and provide the Company with written requests for inclusion therein within 20 days after the receipt of the Company’s notice. Thereafter, the Company shall effect the registration of all Registrable Shares as to which it has received requests for registration (a “Demand”) and in connection with the first Demand after the Company’s IPO (the “First Demand”), use its best efforts to have such First Demand effective by the 61st day after the Initiating Holders make such First Demand.

3.2	Notwithstanding the foregoing, the Company shall have the right, exercisable by the 31st day after such First Demand, to nullify such Demand in order to file a registration statement for the registration of its equity securities for its own account. Subject to the provisions of this Section, 3 no Demand shall be binding on the Company if the Company has filed any registration statement for the registration of its equity securities for its own account within the previous one hundred and eighty (180) days (other than a form S-8 or similar registration for employee shares) or, if not for the Company’s account, within the previous ninety (90) days.

3.3	The Initiating Holders shall have the right to five (5) Demands. Notwithstanding such right, all the Demands made subsequent to the First Demand shall not be binding upon the Company unless Initiating Holders holding in the aggregate at least 10% of the unregistered Series D Investor Registrable Shares, Series E Registrable Shares or Series H Registrable Shares (other than any Holders of Series D Investor Registrable Shares or Series H Investor Registrable Shares who are holding Preferred A, Preferred B or Preferred C Shares or Investor Registrable Shares issued in respect thereof) join in each such Demand.

3.4	Any registration proceeding begun pursuant to Section 3.1 that is subsequently withdrawn at the request of the Initiating Holders (with respect to their Demand) shall count toward the quota of registration statements which the Investor Holders have the right to cause to effect pursuant to Section 3.3; provided further, however, that such withdrawn registration shall not be so counted if such withdrawal is based upon material adverse information relating to the Company or its condition, business, prospects or general securities market conditions which is different from that generally known to the Initiating Holders at the time of their request. In addition, in the event that the Company utilizes its right under Section 3.2 to file a registration statement for its own account by the 31st day subsequent to the making of the First Demand, such First Demand shall not count toward the quota of registration statements which the Investor Holders have the right to cause to effect pursuant to Section 3.3. Only the Initiating Holders who make a Demand under Section 3.1 shall have the right to withdraw such registration proceedings (with respect to their Demand).

3.5

At any time at least 90 days following the closing of the second of the Demand registrations to occur under Section 3.1, the Initiating Founders may request in writing that all or part of the Founder Registrable Shares shall be registered under the Securities Act. Within 15 days after receipt of any such request, the Company shall give written notice of such request to the other Holders, and shall include in such registration all Registrable Shares held by all such Holders who wish to participate in such demand registration (subject to the limitation below) and provide the Company with written requests for inclusion therein within 20 days after the receipt of the Company’s notice. Thereupon, the Company shall effect the registration of all Registrable Shares as to which it has received requests for registration (subject to the limitation below). Notwithstanding the above, the maximum number of Founder Registrable Shares that may be included in a registration under this Section 3.5 shall be three times the number of Founder Registrable Shares that the Founders would together be entitled under Rule 144 of the Securities Act (as currently enacted) to sell during the three month period beginning on the date of the request for registration by the Initiating Founders, assuming that the Founders are “affiliates” at the time of the registration and that the initial minimum holding period for restricted securities under Rule 144 has passed.

3.6	The Company shall not be required to effect more than one (1) registration under Section 3.5, provided, however, that any registration proceeding begun pursuant to Section 3.5 that is subsequently withdrawn at the request of the Initiating Founders shall count toward the one registration statement pursuant to Section 3.5; provided further, however, that such withdrawn registration shall not be so counted if such withdrawal is based upon material adverse information relating to the Company or its condition, business, or prospects which is different from that generally known to the Initiating Founders at the time of their request. Only the Initiating Founders shall have the right to withdraw a registration proceeding under Section 3.5.

3.7	Notwithstanding any other provision of this Section 3, in the event of a Demand, if the managing underwriter advises the Holders in writing that in the managing underwriter’s opinion the number of securities requested to be included in a registration exceeds the number that can be sold in such offering without adversely affecting such underwriter’s ability to effect an orderly distribution of such securities, the Company will include in such registration:

3.7.1	first, the number of Investor Registrable Shares requested to be included that, in the opinion of such underwriters, can be sold, provided that if, in the opinion of the managing underwriter, less than all Investor Registrable Shares requested to be included can be included in such Demand registration, then allocation among the Investor Holders shall be made pro rata among the Investor Holders participating in such Demand on the basis of the number of Investor Registrable Shares then held by each Investor Holder seeking to participate in such Demand;

3.7.2

second, the number of Founder Registrable Shares requested to be included that, in the opinion of such underwriters, can be sold, provided, that if, in the opinion of the managing underwriter, less than all of the Founder Registrable Shares requested to be included can be included in such registration, then such allocation shall be made pro rata, among the holders of such securities on the basis of the number of Founder Registrable Shares then held by each holder of Founder Registrable Shares seeking to participate in such Demand; provided, however, that in any event, all Investor Registrable Shares that have been requested to be included in such registration must be included in such registration prior to any other shares of the Company. The Company shall not register securities for sale for its own account in any registration requested pursuant to this Section 3 unless permitted to do so by the written consent of Investor Holders who hold at least 75% of the Investor Registrable Shares as to which registration has been requested.

3.8	Subject to the provisions of Section 3.2, the Company may not cause any other registration of securities for sale for its own account (other than a registration effected solely to implement an employee benefit plan) to be initiated after a registration requested pursuant to Section 3 and to become effective less than 90 days after the effective date of any registration requested pursuant to Section 3.

3.9	S-3 Registration.

Commencing as soon as legally permissible after the closing of the IPO, in any case that the Company shall receive from any Investor Holder or Investor Holders a written request or requests that the Company effect a registration on Form S-3, and any related qualification or compliance, with respect to Investor Registrable Shares where the aggregate net proceeds from the sale of such Investor Registrable Shares equals to at least five million United States Dollars ($5,000,000), the Company will within twenty (20) days after receipt of any such request give written notice of the proposed registration and any related qualification or compliance, to all other Investor Holders, and include in such registration all Investor Registrable Shares held by all such Investor Holders who wish to participate in such registration and provide the Company with written requests for inclusion therein within 15 days after the receipt of the Company’s notice. Thereupon, the Company shall effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Investor Holder’s or Investor Holders’ Investor Registrable Shares as are specified in such request, together with all or such portion of the Investor Registrable Shares of any other Investor Holder or Investor Holders joining such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification, or compliance, pursuant to this section if the Company has, within the twelve (12) month period preceding the date of such request, already effected three (3) registrations for the Investor Holders pursuant to this Section. The Company undertakes that it will, once having qualified for registration on Form S-3, use its best efforts to comply with all necessary filings and other requirements so as to maintain such qualification.

3.10	Additional S-3. The provisions of this Section 3 notwithstanding, in the event that all five (5) Demands available pursuant to Section 3.1 are utilized and Holders of either (A) at least 75% of either the (i) unregistered Series A and B Investor Registrable Shares (the “Dissenting Series A and B Investors”), (ii) unregistered Series C Investor Registrable Shares (the “Dissenting Series C Investors”), or (iii) unregistered Series D Investor Registrable Shares (the “Dissenting Series D Investors”) or (B) a majority of the unregistered Series E Investor Registrable Shares and unregistered Converted Registrable Shares (the “Dissenting Series E and Ordinary Share Investor”) or (C) a majority of the unregistered Series F Investor Registrable Shares (the “Dissenting Series F Investors”), or (D) a majority of the unregistered Series G Investor Registrable Shares and the Series H Investor Registrable Shares, and 65.5% of the Series I Investor Registrable Shares collectively (the “Dissenting Series G and H and I Investors”) elect not to participate in any such Demand then the Dissenting Series A and B Investors, the Dissenting Series C Investors, the Dissenting Series D Investors, the Dissenting Series E and Ordinary Share Investor, the Dissenting Series F Investors and/or the Dissenting Series G and H and I Investors, as the case may be, shall each be entitled to an additional demand for an S-3 registration, which S-3 registration shall be effected in accordance with the terms of Section 3.9, with such changes as the context may require.

3.11	The Company shall have the right, exercisable once in any 12 month period, to defer filing a registration statement (a “Registration Deferral”) under the Securities Act pursuant to this Section 3 for a period of up to 90 days if (i) the Board of Directors of the Company shall determine that it would be seriously detrimental to the Company to file such registration statement at the date the filing would otherwise be required under this Agreement, or (ii) the Board of Directors of the Company determines in good faith that (A) the Company is in possession of material, non-public information concerning an acquisition, merger, recapitalization, consolidation, reorganization or other material transaction by or of the Company or concerning pending or threatened litigation and (B) disclosure of such information would jeopardize any such transaction or litigation or otherwise materially harm the Company, or (iii) at the time of such request the Company is engaged, or has formal plans to engage within 60 days of the time of such request, in an underwritten public offering of securities (including an offering contemplated by Section 3 hereof), provided that the Company’s right to undertake a registration for its own account contained in Section 3.2 shall not be deemed to be an exercise of the provisions of this Section 3.11.

4.	DESIGNATION OF UNDERWRITER.

4.1	In the case of any registration effected pursuant to Section 3.1, should the offering be underwritten, the Company and the majority of the Initiating Holders that submitted the request for the Demand registration shall confer as to the selection of a managing underwriter. Should they fail to reach agreement, the selection shall be made by the majority of the Initiating Holders who submitted the Demand request.

4.2	In the case of any registration initiated by the Company, the Company shall have the right to designate the managing underwriter in any underwritten offering.

5.	EXPENSES.

All expenses incurred in connection with any registration under Sections 2 or 3, including the reasonable fees of one legal counsel for the selling Holders, shall be borne by the Company; provided, however, that each of the Holders participating in such registration shall pay its pro rata portion of the discounts or commissions payable to any underwriter.

6.	INDEMNIFICATION AND CONTRIBUTION.

In the event of any registered offering of Ordinary Shares pursuant to this Agreement:

6.1

The Company will indemnify and hold harmless, to the fullest extent permitted by law, any Holder and any underwriter for such Holder, and each person, if any, who controls the Holder or such underwriter, from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company’s prior written consent) to which the Holder or any such underwriter or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the preliminary or final prospectus, as amended or supplemented; (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act of 1933, Securities Exchange Act of 1934 or the state securities laws of individual U.S. states and the Company will reimburse the Holder, such underwriter and each such controlling person of the Holder or the underwriter, promptly upon demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or omission in such registration statement or prospectus so made in conformity with information furnished to the Company in writing by a Holder, such underwriter or such controlling persons specifically for use in such registration statement; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this Section shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the selling shareholder, the underwriter or any controlling person of the selling shareholder or the underwriter, and regardless of any sale in connection with such offering by the selling shareholder. Such indemnity shall survive the transfer of securities by a selling shareholder.

6.2	Each Holder participating in a registration hereunder will indemnify and hold harmless the Company, any underwriter for the Company, and each person, if any, who controls the Company or such underwriter, from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling shareholder’s consent) to which the Company or any such controlling person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and each such Holder will reimburse the Company, any underwriter and each such controlling person of the Company or any underwriter, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, notwithstanding the foregoing terms of this Section, that the Holder shall be liable in any such case only to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or omission in such registration or prospectus made in strict conformity with written information furnished to the Company by such Holder specifically for use in such registration statement; and provided further that the liability of such Holder under this Section, excluding liability for costs and expenses arising out of any action or proceeding, shall not exceed the product of the number of shares registered by the Holder and the per share purchase price of the shares as set forth in the registration; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this Section shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holders, as the case may be, which consent shall not be unreasonably withheld.

6.3

Promptly after receipt by an indemnified party pursuant to the provisions of Sections 6.1 or 6.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, but in any event no fewer than ten (10) days before the date designated in such notice as the date by which an answer must be served (or such extension thereof, provided that the extension has been granted in writing by the plaintiff and that no admission or consent to jurisdiction or other waiver has been granted or implied by the request for such an extension), such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Sections 6.1 or 6.2, promptly notify the indemnifying party of the commencement thereof. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 6.1 or 6.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and which, in no event, shall be more than 15 days after written notice of the indemnified party’s intention to employ separate counsel pursuant to the previous sentence, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

6.4

Contribution. If for any reason the foregoing indemnity is unavailable, or is insufficient to hold harmless an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other from the registration or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other but also the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations; provided that in no event shall any contribution by a Holder hereunder exceed the gross proceeds from the offering received from such Holder. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the

Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

7.	OBLIGATIONS OF THE COMPANY.

Whenever required under this Agreement to effect the registration of any Registrable Shares, the Company shall, as expeditiously as possible:

7.1

(i) prepare and file with the SEC a registration statement with respect to such Registrable Shares and use its best efforts to cause such registration statement to become effective, (ii) upon the request of the holders of a majority of the Registrable Shares registered thereunder, keep a registration statement filed pursuant to Section 2 effective for a period of up to two hundred seventy (270) days or, if sooner, until the distribution contemplated in the Registration Statement has been completed, and (iii) upon the request of the holders of a majority of the Investor Registrable Shares registered thereunder, keep a registration statement filed pursuant to Section 3 above effective for a period of up to two hundred seventy (270) days or, if sooner, until the distribution contemplated in the Registration Statement has been completed, provided, that in the case of the First Demand, the Company shall not be obligated to keep the registration statement filed pursuant thereto effective for more than one hundred and eighty (180) days, or, in the event such First Demand is underwritten, for more than the period within which the distribution contemplated in the registration statement has been completed, and further provided, that in the event that any Demand is not underwritten, no Holder may sell shares pursuant to the registration statement effective pursuant to such Demand without first inquiring of the Company in writing as to whether such sale would be permissible at such time in light of the then current form of such registration statement. Failure by the Company to respond in writing to an address or fax number provided by the inquiring shareholder in its inquiry within three days of the request shall be deemed to be assent to such proposed sale. In the event that the Company does inform the inquiring shareholder that the proposed sale of securities under the relevant registration statement would not be permissible at such time, then the Company shall use its best efforts to amend or supplement such registration statement or the prospectus included therein so that such shareholder can sell its securities thereunder unless (i) the Board of Directors of the Company determines that it would be seriously detrimental to the Company to so amend or supplement such registration statement or prospectus, or (ii) the Board of Directors of the Company determines in good faith that (A) the Company is in possession of material, non-public information concerning an acquisition, merger, recapitalization, consolidation, reorganization or other material transaction by or of the Company or concerning pending or threatened litigation and (B) disclosure of such information would jeopardize any such transaction or litigation or otherwise materially harm the Company. In any such event, the Company shall promptly notify the inquiring holder when the use of the relevant registration statement or prospectus may be resumed or supply such holder with copies of any amendment or supplement made pursuant to the preceding sentence and such inquiring holder shall not dispose of its Registrable Shares under such registration statement or prospectus until it is so advised in writing by the Company that the use of the prospectus included in such registration statement may be resumed or until such holder receives such copies of any supplement or amendment to such registration statement or prospectus, provided, however, that any such prohibition shall not be in effect for more than 90 days in any 12 month period.

7.2	prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be reasonably necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by such registration statement.

7.3	furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Shares owned by them.

7.4	in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

7.5	notify each holder of Registrable Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, in which event each such holder of Registrable Shares shall forthwith discontinue disposition of its Registrable Shares pursuant to such prospectus until it is advised in writing by the Company that the use of such prospectus may be resumed or until such holder receives copies of any supplement or amendment to such prospectus, provided, however, that such suspensions shall not be in effect for more than 90 days in any 12 month period.

7.6	cause all Registrable Shares registered pursuant hereunder to be listed on each securities exchange (or Nasdaq) on which similar securities issued by the Company are then listed.

7.7	provide a transfer agent and registrar for all Registrable Shares registered pursuant hereunder and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration.

7.8	take such action under the securities laws of such states of the United States as any participating Holder shall reasonably request; provided, however, that the

Company shall not be required to qualify to do business as a foreign corporation, or to file any general consent to service of process, in any state.

7.9	furnish, at the request of any Holder requesting registration of Registrable Shares pursuant to this Agreement, on the date that such Registrable Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Shares and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Shares.

8.	CONDITIONS TO REGISTRATION OBLIGATIONS.

The Company shall not be obligated to effect the registration of Registrable Shares pursuant to this Agreement unless the Holder consents to the following conditions:

8.1	conditions requiring the Holder to comply with all applicable provisions of the Securities Act and the Securities and Exchange Act including, but not limited to, the prospectus delivery requirements of the Securities Act, and to furnish to the Company information about sales made in such public offering; and

8.2	conditions prohibiting the Holder upon receipt of telegraphic or written notice from the Company that it is required by law to correct or update the registration statement or prospectus from effecting sales of the Registrable Shares until the Company has completed the necessary correction or updating.

8.3	conditions prohibiting the sale of Registrable Shares by such Holder, as the case may be, during the process of the registration until the Registration Statement is effective.

9.	ASSIGNMENT OF REGISTRATION RIGHTS.

Any of the Holders may assign, in whole or in part, its rights to cause the Company to register pursuant to this Agreement all or any part of its Registrable Shares. The transferor shall, within twenty (20) days after such transfer, furnish the Company with written notice of the name and address of such transferee and the securities with respect to which such registration rights are being assigned, and the transferee’s written agreement to be bound by this Agreement.

10.	LOCK-UP AND OTHER REQUIREMENTS OF THE HOLDERS.

In connection with the Company’s IPO all Holders agree, and in connection with any underwritten registration of the Company’s shares pursuant to Sections 2 or 3 above, all Holders participating in such underwritten offering agree that any sales of Registrable Shares may be subject to a “lock-up” period restricting such sales for up to one hundred and eighty (180) days, and all such Holders will agree to abide by such customary “lock-up” period of up to one hundred and eighty (180) days as is required by the underwriter in such a registration and further agree to execute such further documents as may be required by the underwriters to effectuate such “lock-up”. In addition, no Holder may participate in any underwritten registration hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any customary underwriting arrangements and (ii) provides any relevant information and completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents required under the terms of such underwriting arrangements; provided that such underwriting arrangements shall not provide for indemnification or contribution obligations on the part of the holders greater than the obligations set forth in Article 6 above.

11.	RULE 144.

At any time and from time to time after the earlier of the close of business on such date as (a) a registration statement filed by the Company under the Securities Act becomes effective, or (b) the Company registers a class of securities under Section 12 of the United States Securities Exchange Act of 1934, as amended, or any federal statute or code which is a successor thereto (the “Exchange Act”) the Company shall:

11.1	Make and keep available adequate current public information with respect to the Company within the meaning of Rule 144(c) under the Securities Act (or similar rule then in effect);

11.2	Furnish to any holder of Registrable Shares forthwith upon request (i) a written statement by the Company as to its compliance with the informational requirements of Rule 144(c) (or similar rule then in effect) or (ii) a copy of the most recent annual or quarterly report of the Company; and

11.3	Use its best efforts to comply with all other necessary filings and other requirements so as to enable the Investors and any transferee thereof to sell Registrable Shares under Rule 144 under the Securities Act (or similar rule then in effect).

12.	OTHER REGISTRATION RIGHTS; TERM

12.1

The Company shall not grant registration rights with respect to any securities of the Company to any person that are equal to or superior to the registration rights granted to the Investor Holders pursuant to this Agreement, except with (a) the written consent of a majority of each of the outstanding Series A Investor Registrable Shares, Series B Investor Registrable Shares, Series C Investor

Registrable Shares, Series D Investor Registrable Shares, Series E Investor Registrable Shares, Series F Investor Registrable Shares, Series G Investor Registrable Shares, Series H Investor Registrable Shares, and Converted Registrable Shares, and (b) the written consent of the holders of 65.5% of the Series I Investor Registrable Shares.

12.2	The registration rights contained herein shall expire three (3) years following the date of the Company’s IPO, except that the rights set forth in Section 6 shall not expire.

13.	AFFIRMATIVE COVENANTS.

The Company covenants and agrees with the Investors that until the consummation of an IPO:

13.1	Financial Reporting. The Company shall maintain a system of accounting established and administered in accordance with the United States generally accepted accounting principles consistently applied (“GAAP”), will keep full and complete financial records, and will furnish to the Investors the following reports in English:

13.1.1	As soon as practicable after the end of each fiscal year, and in any event within 90 days thereafter, the audited consolidated balance sheet of the Company as at the end of such fiscal year, and audited consolidated statements of operations and retained earnings and cash flow of the Company for such fiscal year, all in reasonable detail, accompanied by consolidating schedules, and prepared in accordance with GAAP in U.S. Dollars, and audited by the Israeli affiliate of one the “Big 4” U.S. accounting firms (the “Auditors”).

13.1.2	As soon as practicable after the end of the first, second, and third quarter in each fiscal year and in any event within 45 days thereafter, the unaudited consolidated balance sheet and statements of operations and retained earnings and cash flow of the Company for such quarter, all in reasonable detail, prepared in accordance with GAAP, and certified to be complete and correct (subject to year-end adjustments) by the chief financial officer of the Company, in U.S. Dollars, and reviewed by the Auditors.

13.2	Legal Existence, Compliance, Etc.

13.2.1	The Company will maintain its existence as a limited company duly organized and validly existing under the laws of the State of Israel.

13.2.2

The Company will conduct its business in compliance in all material respects with all permits and licenses issued by, and all statutes, rules, regulations and orders of, and all restrictions imposed by, all governmental authorities, domestic or foreign, federal or state, applicable to the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to environmental, safety and other similar standards or controls).

13.2.3	The Company will conduct its business in compliance in all material respects with all licenses, agreements and contracts to which it is a party.

13.2.4	The Company will maintain, keep, and preserve all of its material properties (tangible and intangible) necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

13.2.5	The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its assets and businesses against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts and with such deductibles as are customarily carried by such other corporations.

13.3	Transfer Pursuant to Rule 144A

The Company agrees to provide to any holder of Preferred Shares and, upon such holder’s request, to any prospective purchaser designated by such holder, the financial and other information specified in Rule 144A(d)(4) under the Securities Act and to take any other action reasonably requested by such holder or to execute any certificates necessary to permit a transfer by any such holder to qualify for the exemption set forth in Rule 144A.

14.	AMENDMENT

Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) with the written consent of (A) the Company, (B) the Founders, (C) the holders of a majority of each of the issued and outstanding (i) Preferred A Shares, (ii) Preferred B Shares, (iii) Preferred C Shares, (iv) Preferred D Shares, (v) Preferred E Shares, (vi) Preferred F Shares, (vii) Preferred G Shares, (ix) Preferred H Shares and (x) Convertible Note Shares, and (D) the holders of at least 65.5% of the Preferred I Shares.

15.	MISCELLANEOUS

15.1	Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

15.2	Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof, and the parties hereto irrevocably submit to the jurisdiction of the Courts of Israel in respect of any dispute or matter arising out of or connected with this Agreement.

15.3	Successors and Assigns; Assignment. Except as otherwise expressly limited herein and as set forth in Section 9 above, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, except as set forth in Section 9 above and except that, upon the consummation of a transfer of shares to a Permitted Transferee and such Permitted Transferee’s agreement in writing to be bound by and assume all obligations of the transferor (as a Shareholder) under all agreements with the Company, such Permitted Transferee shall succeed to all rights and privileges of the transferor (as a Shareholder) under this Agreement and all other agreements with the Company.

Without derogating from the provisions of the previous paragraph, no assignment or transfer under this Section shall be made unless the transferee agrees to be bound by all agreements binding upon the Shareholders immediately prior to such transfer.

15.4	Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. This Agreement amends and replaces the Existing SRA which is hereby terminated and of no further force or effect.

15.5	Section Headings; Preamble. All article and section headings are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement. The preamble to this Agreement is incorporated herein and forms an integral part of this Agreement.

15.6	Notices, etc. All notices and other communications required or permitted hereunder are to be given pursuant to the provisions of the Articles, and to the addresses set forth in the shareholders registry of the Company, as may be amended by time to time by notice from any Shareholder.

15.7	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

15.8	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

15.9	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

DealTime Ltd.		Nahum Sharfman; Amir Ashkenazi, Advanta Partners, L.P.; America Online, Inc.; Axalon (Offshore) I, L.P.; Axiom Venture Partners II LP; Robert Bayer; Brian J. Cavanaugh; David Chertok; Ciara Fanlo Trust; Clal Electronics Industries Ltd.; CSK Venture Capital Co. Ltd.; D&DF WaterView Partners L.P.; DealTime Investors L.P.; David Epstein; Ignacio Fanlo; Hollinger Capital LLC; Israel Infinity Venture Capital Fund (Cayman I) LP; Israel Infinity Venture Capital Fund (Cayman II) LP; Israel Infinity Venture Capital Fund (Delaware) LP; Israel Infinity Venture Capital Fund (Israel) LP; David A. Jackson; K4 Capital Partners, LLC; Ezra Katzen; Alexander Lloyd; Neurosurgical Associates Inc. Profit Sharing Plan; Charles D. Owen, Jr.; Deborah and Peter Rieman; South Ferry #2 LP; Joshua L. Steiner; Thomas J. Sweeney; TWI – DealTime Holdings Inc.; Unicycle Trading Company L.P.; WaterView Partners LP
By	/s/ Daniel T. Ciporin

Daniel T. Ciporin, Chairman and CEO
Bertelsmann DealTime Holding B.V.
By	/s/ Illegible

Bertelsmann Nederland B.V.
By	/s/ Illegible

Israel Seed II L.P.
By	/s/ Illegible

Israel Seed IV L.P.

By	/s/ Illegible	By	/s/ Daniel T. Ciporin

Daniel T. Ciporin, attorney-in-fact

Odeon Capital Partners, L.P.

By	/s/ Illegible

Odeon Capital Foreign Partners Ltd.

By	/s/ Illegible

Bain Capital Integral Investors LLC

By	/s/ Illegible

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

AUGUST CAPITAL II, L.P.

August Capital II, L.P. for itself and as nominee
For:	August Capital Strategic Partners II, L.P.
By:	August Capital Management II, L.L.C. General Partner of both partnerships

By:	/s/ Illegible

Member

Signature Page To Third Amended And Restated Shareholders Rights Agreement

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

BENCHMARK CAPITAL PARTNERS III, L.P.
as nominee for
Benchmark Capital Partners III, L.P.
Benchmark Founders’ Fund III, L.P.
Benchmark Founders’ Fund III-A, L.P.
Benchmark Members’ Fund III, L.P.

By:	Benchmark Capital Management Co. III, L.L.C. its General Partner

By:	/s/ Illegible

Managing Member

BENCHMARK CAPITAL PARTNERS IV, L.P.
as nominee for
Benchmark Capital Partners IV, L.P.
Benchmark Founders’ Fund IV, L.P.
Benchmark Founders’ Fund IV-A, L.P
Benchmark Founders’ Fund IV-B, L.P.
and related individuals

By:	Benchmark Capital Management Co. IV, L.L.C. its general partner

By:	/s/ Illegible

Managing Member

Signature Page To Third Amended And Restated Shareholders Rights Agreement

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth

BERTELSMANN VENTURES II, L.P.

By:	/s/ Thomas Geselmann

Name:	Thomas Geselmann
Title:	Managing Director of the General Partner

BV CAPITAL FUND II, L.P.

By:	/s/ Thomas Geselmann

Name:	Thomas Geselmann
Title:	Managing Director of the General Partner

BV CAPITAL GMBH & CO. BETEILIGUNGS-KG NO. 1

By:	/s/ Thomas Geselmann

Name:	Thomas Geselmann
Title:	Managing Director of the General Partner and the Managing Partner

Signature Page To Third Amended And Restated Shareholders Rights Agreement

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

DALTECH COMPUTER SERVICES

By	/s/ Illegible

Name

Its

Signature Page To Third Amended And Restated Shareholders Rights Agreement

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

GRANITE CAPITAL, L.P.

By:	/s/ Illegible

Name:
Title:

GRANITE CAPITAL OPPORTUNITY FUND I, L.P.

By:	/s/ Illegible

Name:	Illegible
Title:	Illegible

GRANITE CAPITAL OPPORTUNITY FUND II, L.P.

By:	/s/ Illegible

Name:	Illegible
Title:	Illegible

Signature Page To Third Amended And Restated Shareholders Rights Agreement

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

JOSHUA L. GREEN AS TRUSTEE OF THE COMMUNITY TRUST UNDER THE GREEN FAMILY TRUST UNDER AGREEMENT DATED NOVEMBER 6, 1995

By	/s/ Joshua L. Green

Name

Its

Signature Page To Third Amended And Restated Shareholders Rights Agreement

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

GS CAPITAL PARTNERS III, L.P.

By:	/s/ Joseph Gleberman

Name:	Joseph Gleberman
Title:

GS CAPITAL PARTNERS II OFFSHORE, L.P.

By:	/s/ Joseph Gleberman

Name:
Title:

GOLDMAN, SACHS & CO. VERWALTUNGS GMBH

By:	/s/ Joseph Gleberman

Name:
Title:

STONE STREET FUND 1999, L.P.

By:	/s/ Joseph Gleberman

Name:
Title:

Signature Page To Third Amended And Restated Shareholders Rights Agreement

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

ALAN C. MENDELSON

By	/s/ Alan C. Mendelson

Name	ALAN C. MENDELSON

Its

Signature Page To Third Amended And Restated Shareholders Rights Agreement

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

BRIAN A. MCCLENDON

By	/s/ Brain A. McChendon

Name	Brain A. McChendon

Its

Signature Page To Third Amended And Restated Shareholders Rights Agreement

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

EDMUND S. RUFFIN, JR.

By	/s/ Edmund S. Ruffin, Jr.

Name

Its

Signature Page To Third Amended And Restated Shareholders Rights Agreement

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

STARTUPS.COM INC.

By	/s/ Illegible

Name	Illegible

Its	CHAIRMAN

Signature Page To Third Amended And Restated Shareholders Rights Agreement

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

VLG INVESTMENTS 1999

By	/s/ Cathryn S. Chinn

Name	CATHRYN S. CHINN

Its	MANAGER

Signature Page To Third Amended And Restated Shareholders Rights Agreement

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

RUSS K. YOSHINAKA

By	/s/ Russ K. Yoshinaka

Signature Page To Third Amended And Restated Shareholders Rights Agreement